TTY	LL	SS
Counsellors at Law
One Battery Park Plaza ® New York, NY 10004 . Phone (212) 804-4200 ® Fax (212) 344-8066

ALBERT J. PINZON
212-804-4207
apinzon@moundcotton.com

July 7, 2004

Zoolink Corporation
510-601 West Hastings Street
Vancouver, BC V6B 5A6 Canada

Re:	Zoolink Corporation
Registration Statement on Form SB-2

Gentlemen:

     This firm has been retained by Zoolink Corporation (the "Company"), in connection with the registration statement on Form SB-2 to be filed by the Company with the Securities and Exchange Commission relating to the sale of up to 50,028,409 shares of common stock (the "Registration Statement"). You have requested that we render our opinion as to whether the shares of common stock, par value $0.001 per share (the "Stock"), proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

In connection with the engagement, we have examined the following:

(1)	the articles of incorporation of the Company;

(2)	the bylaws of the Company;

(3)	the Registration Statement; and

(4)	resolutions of the Company's board of directors.

     We have also examined such other corporate records and documents as we deemed necessary under the circumstances.

www.moundcotton.com
Newark	San Francisco	London

MOUND COTTON WOLLAN & GREENGRASS

Zoolink
July 7, 2004

     Based upon the above examination, we are of the opinion that the Stock, when issued and sold in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be duly authorized, validly issues, fully paid and nonassessable.

     This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of any subsequent change in any matter discussed herein. This firm consents to the use of this opinion as an exhibit to the Registration Statement and further consents to the use of the name of this firm wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Best regards,

AJP:pjw